Exhibit 99.5

CREDIT SUISSE GROUP
MESSAGE FROM GROUP MANAGEMENT

To:	CSFB Managing Directors and Directors and All Option Holders at CSFS and CSG Corporate Center

Date:	August 5, 2003

As previously announced, we will hold a global meeting/conference call for all CSFB Managing Directors and Directors and all Option Holders at CSFS and Group Corporate Center on Wednesday, August 6, to present in greater detail the Option Reduction Program and other changes in the Group’s share plans. Brian Finn, Co-President of CSFB Institutional Securities Division, will lead the presentation and Q&A.

Please find a list below of local times and locations.

Videoconference Locations:

Chicago	7:00 a.m	41 Fixed Income VC Room
Frankfurt	2:00 p.m	36 VC Room
Hong Kong	8:00 p.m	45A
London	1:00 p.m	Large Auditorium
New York	8:00 a.m	OMA Auditorium
Paris	2:00 p.m	Room 7
San Francisco	5:00 a.m	201 Spear St. Golden Gate VC Room
Sao Paulo	9:00 a.m	13 Auditorium
Singapore	8:00 p.m	3F
Tokyo	9:00 p.m	Ginza Room
Zurich	2:00 p.m	Uetlihof, Cinema Room
CSAM NY	8:00 p.m	17A
CSAM London	1:00 p.m	9 VC Room

For those unable to physically attend the videoconference, dial-in numbers have been reserved. Participants are requested to dial-in as early as possible to avoid connection replays.

Audio Conference Numbers:

U.K./Europe, Middle East and Africa
U.K. Toll Free	0800 953 0406
U.K. Toll Free	014 52 560299

Switzerland Toll Free	0800 000083
Direct Dial /International Toll Number	+ 44 145 256 0299